Exhibit e.4.a

AMENDMENT TO MARKETING AND ADMINISTRATIVE SERVICES AGREEMENT

This Amendment is entered into as of July 1, 2013 (the "Effective Date") by and between Symetra Life Insurance Company ("Firm"), Symetra Securities, Inc. ("Broker-Dealer") and VP Distributors, LLC ("Distributor'').

WHEREAS, Firm and Distributor have previously entered into a Marketing and Administrative Services Agreement, dated April 25, 2013 (the "Agreement"), which, as of the date hereof, remains in full force and effect; and

WHEREAS, the Agreement provides that Distributor shall pay certain fees to Firm for its services under the Agreement, as listed in Schedule A of the Agreement; and

WHEREAS, the parties desire to permit Distributor to pay certain fees to a third party broker-dealer for Firm's services under the Agreement; and

WHEREAS, the parties desire to update Schedule A of the Agreement; and

WHEREAS, the Agreement provides that it may only be changed by a written instrument signed by the parties;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.     Section II, paragraph B of the Agreement is deleted in its entirety and replaced with the following:

The Distributor shall calculate the fee set forth in Schedule A at the end of each calendar quarter and will make such payment to Firm or, in the case of any portion of such fee paid pursuant to the Trust's Distribution Plan Pursuant to Rule 12b-1 ("Rule 12b-1 Fee"), the Broker-Dealer, without demand or notice by Firm or such Broker-Dealer, within 45 days thereafter, in a manner mutually agreed by the Parties from time to time.

Distributor will direct all future Rule 12b-1 Fees payable under the Agreement to Broker Dealer, provided that Firm ensures that Broker-Dealer is listed at all times when this Amendment is in effect as the sole broker-dealer/underwriter for the accounts holding shares of the Portfolios on behalf of the Separate Accounts. Until such time as Firm or Broker-Dealer notifies Distributor in writing to the contrary, such payments shall be made as follows:

By check to:	By wire to:
Symetra Securities Incorporated	N/A
Attn: SC-11
777 108th Ave NE, Suite 1200
Bellevue, WA 98004

Whether sending a check or wire, Distributor shall provide information that will enable Broker-Dealer to properly account for the money received (including, company name, fund name, CUSIP, period covered, and average net assets for period covered).

2.     The Agreement is amended to provide that those fees set forth on Schedule A which is attached hereto, shall be the "fee" under the Agreement, and such Schedule A shall amend and replace the Schedule A attached to the Agreement.

3.     With respect to Section II (A), for the avoidance of doubt, Distributor acknowledges and agrees that Firm maintains separate records for each Contract owner reflecting the units purchased by each such Contract owner that corresponds to the sub-accounts that invest in the Portfolios. Individual share balances of the Portfolios are not maintained at the Contract owner level.

4.     Broker Dealer agrees to be bound to the Agreement only to the extent of receiving Rule 12b-1 Fees and shall not be bound to any other term of the Agreement unless Broker Dealer expressly agrees to in writing.

5.     In all other respects, the Agreement shall remain unchanged and in full force and effect.

6.     This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the Effective Date set forth above.

VP Distributors, LLC

By:	/s/ Heidi Griswold
Name: Heidi Griswold
Title: VP, Mutual Fund Services

Symetra Life Insurance Company

By:	/s/ Daniel R. Guilbert
Name: Daniel R. Guilbert
Title: Executive Vice President

Symetra Securities Inc.

By:	/s/ Andrew M. Farrell
Name: Andrew M. Farrell
Title: President

Schedule A

Marketing and Administrative Services Fees

Fee
Portfolio	Share Class	Rule 12b-1 Fees	Other	Total
Virtus Capital Growth Series	A	25 bps	15 bps	40 bps
Virtus Capital Growth Series	I	0 bps	15 bps	15 bps
Virtus Growth & Income Series	A	25 bps	15 bps	40 bps
Virtus Growth & Income Series	I	0 bps	15 bps	15 bps
Virtus International Series	A	25 bps	10 bps	35 bps
Virtus International Series	I	0 bps	10 bps	10 bps
Virtus Multi-Sector Fixed Income Series	A	25 bps	10 bps	35 bps
Virtus Multi-Sector Fixed Income Series	I	0 bps	10 bps	10 bps
Virtus Premium AlphaSectorSM Series	A	25 bps	10 bps	35 bps
Virtus Premium AlphaSectorSM Series	I	0 bps	10 bps	10 bps
Virtus Real Estate Securities Series	A	25 bps	15 bps	40 bps
Virtus Real Estate Securities Series	I	0 bps	15 bps	15 bps
Virtus Small-Cap Value Series	A	25 bps	15 bps	40 bps
Virtus Small-Cap Value Series	I	0 bps	15 bps	15 bps
Virtus Small-Cap Growth Series	A	25 bps	15 bps	40 bps
Virtus Small-Cap Growth Series	I	0 bps	15 bps	15 bps
Virtus Strategic Allocation Series	A	25 bps	15 bps	40 bps
Virtus Strategic Allocation Series	I	0 bps	15 bps	15 bps